Exhibit 10.7

AMENDMENT NO. 1

TO

PATENT RIGHTS AND RELATED ASSETS PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO THE PATENT RIGHTS AND RELATED ASSETS PURCHASE AGREEMENT (this “Amendment”), dated as of February 23rd, 2007, is by and between VIA PHARMACEUTICALS, INC., a Delaware corporation having an address of 750 Battery St., Suite 330, San Francisco, California 94111 (the “Acquirer”), and NEURO3D, S.A., a French corporation having an address of 130 rue de la Mer Rouge, F-68200, Mulhouse, France (the “Company”).

Recitals

WHEREAS, the Acquirer and the Company are parties to that certain Patent Rights and Related Assets Purchase Agreement, dated as of January 25th, 2007 (the “Purchase Agreement”); and

WHEREAS, the Acquirer and the Company desire to amend said Purchase Agreement as more fully described herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Capitalized Terms. Capitalized Terms used, but not defined, herein, shall have the meanings ascribed to such terms in the Purchase Agreement.

2. Amendments to Purchase Agreement.

(a) Purchase Price. Section 2.2 of the Purchase Agreement is hereby deleted in its entirety, and the following new Section 2.2 shall be substituted in lieu thereof:

“2.2 Purchase Price. The aggregate purchase price payable by the Acquirer for the Acquired Assets (the “Purchase Price”) shall be $1,800,000 in U.S. currency. US $1,600,000 of the Purchase Price paid by the Acquirer is in consideration for the Co-owned Patents. The Purchase Price shall be paid by the Acquirer to the Company in two installments as set forth in Sections 2.2(a) and 2.2(b).

(a) The first installment of the Purchase Price shall be paid at the Closing. The aggregate amount of the first installment of the Purchase Price shall be $1,600,000 in U.S. currency.

(b) The second installment of the Purchase Price shall be paid at the earlier of (i) the initiation by the Acquirer of IND-enabling studies for a Neuro3D Compound; and (ii) the first anniversary of the Closing Date. The aggregate amount of the second installment of the Purchase Price shall be $200,000 in U.S. currency.”

(b) Indemnification. Section 8 of the Purchase Agreement is hereby deleted in its entirety, and the following new Section 8 shall be substituted in lieu thereof:

“8. INDEMNIFICATION.

8.1. By the Company. From and after the Closing Date, to the extent provided in this Section 8, the Company shall indemnify and hold harmless the Acquirer, and its successors and assigns, and its officers and directors (each, an “Indemnified Party”) from and against any Liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’ fees incurred by such Indemnified Party in connection therewith) (collectively, “Damages”) that such Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to (a) any breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement, whether or not involving a third-party claim, (b) any Litigation affecting the Company or the Acquired Assets that arose from any matter or state of facts existing prior to the Closing, (c) any Retained Liabilities, or (d) the failure by the Company to comply with the provisions of the laws of any jurisdiction relating to the transfer of assets which may be applicable to the transfer of the Acquired Assets; provided that the foregoing indemnification shall not apply to any Damage to the extent such Damage is caused by the breach of this Agreement or the negligence or willful misconduct of the Acquirer or its Affiliates and their current or former employees, officers and directors or is otherwise subject to an obligation by Acquirer to indemnify Company under section 8.2.

8.2 By the Acquirer. From and after the Closing Date, to the extent provided in this Section 8, the Acquirer shall indemnify and hold harmless the Company, the Stockholders, their heirs, legal representatives, successors and assigns (each, an “Indemnified Party”) from and against any Damages that such Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to (a) any breach of any representation, warranty, covenant or agreement of the Acquirer contained in this Agreement, whether or not involving a third-party claim, (b) the failure by the Acquirer to comply with the provisions of the laws of any jurisdiction relating to the transfer of assets which may be applicable to the transfer of the Acquired Assets, or (c) any liability arising out of the development or exploitation of the Acquired Assets by the Acquirer or its Affiliates including without limitation clinical trials and product sales, other than any liability arising out of or relating to any matter or state of facts existing prior to the Closing Date; provided that the foregoing indemnification shall not apply to any Damage to the extent such Damage is caused by the breach of this Agreement or the negligence or willful misconduct of the Company or its Affiliates and their current or former employees, officers and directors or is otherwise subject to an obligation by the Company to indemnify the Acquirer under section 8.1.

8.3 Procedure for Claims.

(a) An Indemnified Party that desires to seek indemnification under any part of this Section 8 shall give notice (a “Claim Notice”) to each Party responsible or alleged to be responsible for indemnification hereunder (an “Indemnitor”) prior to any applicable Expiration Date specified below. Such notice shall briefly explain the nature of the claim and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an “Unliquidated Claim”). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the “Liquidated Claim Notice”) within 60 days after the matter giving rise to the claim becomes finally resolved, and the Second Claim Notice shall specify the amount of the claim. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a “Claim Response”) within 20 days (the “Response Period”) after the later of (i) the date that the Claim Notice is given or (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

(b) If any Indemnitor shall be obligated to indemnify an Indemnified Party hereunder, such Indemnitor shall pay to such Indemnified Party within 30 days after the last day of the Response Period the amount to which such Indemnified Party shall be entitled. If the Acquirer shall be the Indemnified Party, it shall seek indemnification directly from the Company for the payment of any Damages. If the Company or a stockholder shall be the Indemnified Party, he, she or it shall seek indemnification directly from the Acquirer. If any Indemnified Party fails to receive all or part of any indemnification obligation when due, then such Indemnified Party shall also be entitled to receive from the applicable Indemnitor interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the applicable short term federal rate for federal income tax purposes in effect on the date of expiration of said 30-day period (“Prime Rate”), and the Prime Rate in effect on the first business day of each calendar quarter shall apply to the amount of the unpaid obligation during such calendar quarter.

8.4 Claims Period. Any claim for indemnification under this Section 8 shall be made by giving a Claim Notice under Section 8.3 on or before the applicable “Expiration Date” specified below in this Section 8.4, or the claim under this Section 8 shall be invalid. The following claims shall have the following respective “Expiration Dates”: (a) for a period of twenty (20) years after the Closing Date for any claim for Damages related to any action, suit, litigation, or other proceeding arising out of the Company’s use of any compounds or other Acquired Assets in a clinical trial (a “Clinical Trial Proceeding”); and (b) the second anniversary of the Closing Date for any other claims. If more than one of such Expiration Dates applies to a particular claim, the latest of such Expiration Dates shall be the controlling Expiration Date for such claim. So long as an Indemnified Party in good faith gives a Claim Notice for an Unliquidated Claim on or before the applicable Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification regardless of the date on which such Indemnified Party gives the related Liquidated Claim Notice.

8.5 Third Party Claims. An Indemnified Party that desires to seek indemnification under any part of this Section 8 with respect to any actions, suits or other administrative or judicial proceedings (each, an “Action”) that may be instituted by a third party shall give each Indemnitor prompt notice of a third party’s institution of such Action. After such notice, any Indemnitor may, or if so requested by such Indemnified Party, any Indemnitor shall, participate in such Action or assume the defense thereof, with counsel satisfactory to such Indemnified Party; provided, however, that such Indemnified Party shall have the right to participate at its own expense in the defense of such Action; and provided, further, that the Indemnitor shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of such Indemnified Party (which consent shall not be unreasonably withheld), that (a) fails to include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all Liability in respect of any such Action or (b) grants the claimant or plaintiff any injunctive relief against the Indemnified Party. Any failure to give prompt notice under this Section 8.5 shall not bar an Indemnified Party’s right to claim indemnification under this Section 8, except to the extent that an Indemnitor shall have been harmed by such failure.

8.6 Limitation of Liability. Neither Party shall be liable to the other for consequential, indirect or punitive damages. For the avoidance of doubt, no Party can recover from the other Party more than once for a single cause of action under indemnity granted by the Indemnitor pursuant to this Agreement. The foregoing sentence shall not be construed to preclude recovery in respect of multiple claims arising from a single event or series of events. Neither party shall have liability with respect to any breach of any such Party’s representations and warranties under this Agreement for any individual item where the Damages relating thereto is less than ten thousand Euros (€10,000), but when Damages exceed such amount then the Indemnitor shall be liable for the entire amount of the Damages. Each Party shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Damages. The cumulative amount of Damages awarded to the Acquirer, including without limitation the Damages awarded in accordance with the last sentence of this Section 8.6 shall not exceed $2,600,000; except for Damages that the Acquirer (or any Acquirer Indemnified Party) may incur and that result from, arise out of or relate to any Litigation affecting the Company or the Acquired Assets that arises from any matter or state of facts existing prior to the Closing (including, without limitation, any Clinical Trial Proceeding). Notwithstanding anything to the contrary contained in this Agreement, the cumulative amount of Damages awarded to the Acquirer that result from, arise out of, or relate to any breach, violation or inaccuracy of any representation or warranty made by the Company in Section 4.7 hereof (Intellectual Property) or any other provision of this Agreement to the extent the claim for which indemnification under this Agreement is sought is covered by the subject matter of Section 4.7 hereof, shall not exceed $2,600,000.”

3. Ratification. Except as expressly amended hereby, all of the terms, provisions and conditions of the Purchase Agreement are hereby ratified and confirmed in all respects by each party hereto and, except as expressly amended hereby, are, and hereafter shall continue, in full force and effect, including without limitation, all time periods provided in the Purchase Agreement.

4. Contents of Agreement. This Amendment, together with the Purchase Agreement and other Transaction Documents, sets forth the entire understanding of the Parties hereto with respect to the Transactions and supersedes all prior agreements or understandings among the Parties regarding those matters.

5. Amendments, Severability, etc. This Amendment may be amended, modified or supplemented only by a written instrument duly executed by each of the Parties hereto. If any provision of this Amendment shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Amendment shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Amendment shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties hereto.

6. Counterpart Signatures. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

7. Governing Law; Submission to Jurisdiction.

(a) ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AMENDMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. NOTWITHSTANDING THE FOREGOING, ALL QUESTIONS CONCERNING THE PERSONAL LIABILITY OF THE SHAREHOLDERS OF THE COMPANY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF FRANCE.

(b) Any legal action or other legal proceeding relating to this Amendment or the enforcement of any provision of this Amendment may be brought or otherwise commenced in any state or federal court located in the State of New York or the State of California. Each party to this Amendment:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of New York or the State of California (and each appellate court located in such State) in connection with any such legal proceeding;

(ii) agrees that each state and federal court located in the State of New York or the State of California shall be deemed to be a convenient forum; and

(iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of New York or the State of California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Amendment or the subject matter of this Amendment may not be enforced in or by such court.

8. Recordation of this Amendment. It is understood and acknowledged by both parties to this Amendment that certain countries may require that this Amendment be recorded. The Company shall, at the Company’s expense, promptly cause this Amendment to be recorded in France. The Acquirer shall be responsible for the recordation costs in any other jurisdiction in which the Acquirer determines to record this Amendment.

[signatures on following page]

IN WITNESS WHEREOF, this Amendment has been executed by the Parties hereto as of the day and year first written above.

VIA PHARMACEUTICALS, INC.

By:	/s/ Lawrence K. Cohen
Name:	Lawrence K. Cohen
Title:	Chief Executive Officer

NEURO3D, S.A.

By:	/s/ Charles Woler
Name:	Charles Woler
Title:	Chief Executive Officer